UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 31, 2006

BTU INTERNATIONAL, INC.
(Exact name of registrant as specified in its chapter)

Delaware	000-17297	04-2781248
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Esquire Road, N. Billerica, Massachusetts	01862
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 667-4111

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 220.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.
ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
SIGNATURES

ITEM 1.01.      Entry into a Material Definitive Agreement.
     On March 31, 2006, BTU International, Inc. (the “Company”) executed a commitment letter for a commercial mortgage facility (the “mortgage facility”) with Salem Five Cents Savings Bank (“Salem Five”). The amount of the mortgage facility is $10,000,000. As of December 23, 2006, the interest rate will be 6.84%. The maturity date is December 23, 2015.
ITEM 2.03.      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
(a)(1)      On March 31, 2006, as described above under Item 1.01, the Company entered into a mortgage facility with Salem Five.
(a)(2)      The amount of the credit facility is $10,000,000, which may not exceed 80% loan-to-value based on an appraisal acceptable to Salem Five. Principal and interest are due and payable monthly, based on a 20-year mortgage-style amortization schedule. At the maturity date, the remaining balance of the mortgage facility will be due and payable in full. If the mortgage facility is pre-paid prior to maturity, then a pre-payment fee will be due to Salem Five. This pre-payment fee will be calculated as a percentage of the then outstanding balance.
(a)(3)      Salem Five has a first mortgage, security interest and collateral assignment of leases/rents for the real estate and all improvements located at the Company’s headquarters, 23 Esquire Road in North Billerica, Massachusetts. Salem Five also has a first lien on all fixtures, contract rights and other personal property used in connection with the property mentioned in the foregoing sentence.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BTU INTERNATIONAL, INC.
Date: April 6, 2006	By:	/s/ Thomas P. Kealy
		Name:	Thomas P. Kealy
		Title:	Vice President, Corporate Controller and Chief Accounting Officer